Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-210588 on Form S-8 of our reports dated November 13, 2015 (March 11, 2016 as to the effect of the change in presentation of segment operating income described in Note 16 to the consolidated financial statements) relating to the consolidated financial statements and financial statement schedule of Johnson Controls International plc (formerly known as Tyco International plc) (the “Company”) and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Current Report on Form 8-K dated March 11, 2016.

/s/ Deloitte & Touche LLP

New York, New York

September 2, 2016